================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   __________


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of Earliest Event Reported):
                                August 16, 1996
                                ---------------

                          ICON Health & Fitness, Inc.
                               IHF Holdings, Inc.
                               -----------------
             (Exact name of registrant as specified in its charter)


                                  33-87930              87-0531206
      Delaware                    33-87930-01           87-0531209
      --------                    -----------           ----------
(State or other jurisdic-      (Commission File      (I.R.S. Employer
tion of incorporation)           Number)             Identification No.)

                              1500 South 1000 West
                               Logan, Utah, 84321
                -----------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

       Registrants' telephone number, including area code: (801) 750-5000


                                Not Applicable
                ---------------------------------------------------------
         (Former name or former address, if changed since last report)


                               Page 1 of __ pages

                            Exhibit Index on Page 5

================================================================================

Item 2.   Acquisition or Disposition of Assets

     On August 16, 1996, HealthRider Acquisition Corp. ("Acquisition Corp."), a Delaware corporation, and a wholly owned subsidiary of ICON Health & Fitness, Inc. ("ICON"): (i) purchased substantially all the assets of HealthRider, Inc., a Delaware corporation ("HealthRider") for approximately $16.8 million and assumed (or refinanced) substantially all the liabilities of HealthRider which designs, markets and distributes fitness equipment; (ii) purchased certain other related manufacturing assets of Parkway Manufacturing, Inc., a Delaware corporation, ("Parkway"), including Parkway's contract to manufacture and supply upright rowers to HealthRider, for approximately $10.1 million; and (iii) purchased the minority interest of HealthRider's European subsidiary for approximately $.7 million (of which $.6 million was paid in cash and $.1 million was paid in inventory) (together, the "HealthRider Acquisition"). The Acquisition will be accounted for under the purchase method of accounting and the purchase price will be allocated based on the estimated fair value of the assets and liabilities acquired at the date of acquisition. The liabilities assumed or refinanced included capital lease obligations of approximately $19.3 million and revolving credit borrowings and other long term debt of approximately $9.5 million. The cash purchase price was funded and HealthRider's revolving credit borrowings were refinanced through additional borrowings under the Company's existing Credit Agreement with a syndicate of banks.

     The foregoing description of the HealthRider Acquisition is qualified in its entirety by reference to the Asset Purchase Agreements with HealthRider, Inc. and Parkway Manufacturing, Inc., each dated July 3, 1996, and the Buy-Out Agreement with Parkway Manufacturing, Inc. dated August 26, 1996, which are Exhibits to this report on Form 8-K and which are incorporated herein by reference. The terms of the HealthRider Acquisition, including the consideration paid, were determined by arm's length negotiations.



Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          (a)  Audited and Unaudited Financial Statements of HealthRider, Inc.

               1.  Report of Independent Public Accountant
               2.  Consolidated Balance Sheets
               3.  Consolidated Statements of Income
               4.  Consolidated Statements of Stockholders' Equity
               5.  Consolidated Statements of Cash Flow
               6.  Notes to Consolidated Financial Statements

          (b) Pro Forma Unaudited Financial Statements of IHF Holdings, Inc. and ICON Health & Fitness, Inc.

               1. Pro Forma Consolidated Statement of Operations -- IHF Holdings, Inc.

        2. Pro Forma Consolidated Statement of Operations -- ICON Health & Fitness, Inc.
        3.  Pro Forma Consolidated Balance Sheet -- IHF Holdings, Inc.
        4.  Pro Forma Consolidated Balance Sheet -- ICON Health & Fitness, Inc.

    (c) Exhibits

        2.1 Asset Purchase Agreement dated as of July 3, 1996 by and among IHF Capital, Inc., HealthRider Acquisition Corp., and HealthRider, Inc.

        2.2 Asset Purchase Agreement for the purchase of certain assets of Parkway Manufacturing, Inc. dated July 3, 1996.

        2.3 Buy-Out Agreement between HealthRider Acquisition Corp. and Parkway Manufacturing, Inc. dated August 26, 1996.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Companies have duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                              ICON HEALTH & FITNESS, INC.
                              IHF HOLDINGS, INC.

                              By:
                                 ------------------------
                                    S. Fred Beck,
                                    Chief Financial Officer
Date: August 29, 1996

                                 EXHIBIT INDEX




Exhibit No.              Description                                    Page
- -----------              -----------                                    ----

   2.1(1) Asset Purchase Agreement dated as of July 3, 1996 by and among IHF Capital, Inc., HealthRider
                  Acquisition Corp. and HealthRider, Inc.

   2.2(2) Asset Purchase Agreement for the purchase of certain assets of Parkway Manufacturing, Inc. dated July 3, 1996

   2.3(3) Buy-Out Agreement between HealthRider Acquisition Corp. and Parkway Manufacturing, Inc.

   -------------------

   (1) Filed as Exhibit 10.37 to the Registration Statement on Form S-1 of IHF Capital, Inc., as amended (Registration Statement No. 333-04279) (the "IHF Capital Registration Statement")

   (2)    Filed as Exhibit 10.38 to the IHF Capital Registration Statement

   (3)    Filed as Exhibit 10.39 to the IHF Capital Registration Statement

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HealthRider, Inc.:

  We have audited the accompanying consolidated balance sheets of HealthRider, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthRider, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1995 in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Salt Lake City, Utah

 July 22, 1996 (except with respect to the consummation of the asset purchase agreement discussed in Notes 1, 7 and 13, as to which the date is August 16,
1996)

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------   JUNE 30,
                                            1994         1995         1996
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash................................... $ 1,156,000  $   532,000  $   867,000
 Accounts receivable, less allowance
  for doubtful accounts of $348,000,
  $3,783,000 and $2,756,000 (unau-
  dited)................................  10,608,000   29,944,000   22,877,000
 Inventories............................   2,091,000   14,937,000   23,082,000
 Prepaid expenses and other.............   1,913,000    6,301,000    3,280,000
 Income tax receivable..................         --           --     2,128,000
 Deferred income tax asset, net.........     416,000    5,310,000    7,204,000
                                         -----------  -----------  -----------
   Total current assets.................  16,184,000   57,024,000   59,438,000
Property and equipment, net.............   5,373,000    6,058,000   27,329,000
Other assets, net.......................     136,000    1,649,000    1,648,000
                                         -----------  -----------  -----------
                                         $21,693,000  $64,731,000  $88,415,000
                                         ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable....................... $ 4,165,000  $22,149,000   21,072,000
 Accrued expenses.......................   5,240,000   17,485,000   17,022,000
 Line of credit.........................         --           --    11,567,000
 Income taxes payable...................   2,199,000    1,206,000          --
 Current portion of capital lease obli-
  gations...............................     315,000      298,000    1,158,000
 Current portion of long-term debt......      59,000       45,000       43,000
 Other liabilities......................     333,000      411,000          --
                                         -----------  -----------  -----------
   Total current liabilities............  12,311,000   41,594,000   50,862,000
Capital lease obligations, net of cur-
 rent portion...........................     480,000      247,000   18,149,000
Long-term debt, net of current portion..     213,000      193,000      173,000
                                         -----------  -----------  -----------
   Total liabilities....................  13,004,000   42,034,000   69,184,000
                                         -----------  -----------  -----------
Commitments and contingencies (Notes 1,
 6, 7 and 10)
Stockholders' equity:
 Preferred stock, $.01 par value;
  1,000,000 shares authorized; none is-
  sued..................................         --           --           --
 Common stock, $.01 par value;
  25,000,000 shares authorized;
  9,272,335, 10,057,001 and 10,077,030
  (unaudited) shares issued and out-
  standing..............................      93,000      101,000      101,000
 Additional paid-in capital.............     291,000      699,000      729,000
 Notes receivable from officers.........    (110,000)    (110,000)     (35,000)
 Retained earnings......................   8,415,000   22,002,000   18,393,000
 Cumulative translation adjustments.....         --         5,000       43,000
                                         -----------  -----------  -----------
   Total stockholders' equity...........   8,689,000   22,697,000   19,231,000
                                         -----------  -----------  -----------
                                         $21,693,000  $64,731,000  $88,415,000
                                         ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                          ---------------------------------------  --------------------------
                             1993          1994          1995          1995          1996
                          -----------  ------------  ------------  ------------  ------------
                                                                   (UNAUDITED)   (UNAUDITED)
Net sales...............  $21,181,000  $106,587,000  $241,415,000  $117,006,000  $113,156,000
Cost of goods sold......    7,066,000    37,483,000    84,465,000    40,334,000    43,481,000
                          -----------  ------------  ------------  ------------  ------------
   Gross profit.........   14,115,000    69,104,000   156,950,000    76,672,000    69,675,000
                          -----------  ------------  ------------  ------------  ------------
Operating expenses:
 Selling and marketing..   12,049,000    48,403,000   119,310,000    53,320,000    65,811,000
 General and adminis-
  trative...............    1,074,000     4,976,000    15,877,000     6,812,000     8,497,000
                          -----------  ------------  ------------  ------------  ------------
   Total operating ex-
    penses..............   13,123,000    53,379,000   135,187,000    60,132,000    74,308,000
                          -----------  ------------  ------------  ------------  ------------
Income (loss) from oper-
 ations.................      992,000    15,725,000    21,763,000    16,540,000    (4,633,000)
                          -----------  ------------  ------------  ------------  ------------
Other income (expense),
 net:
 Interest expense.......     (645,000)   (1,127,000)     (119,000)      (55,000)   (1,341,000)
 Minority interest in
  loss of subsidiary....          --            --         95,000           --            --
 Other income (loss),
  net...................       50,000       745,000     1,991,000       943,000     1,121,000
                          -----------  ------------  ------------  ------------  ------------
   Total other income
    (expense), net......     (595,000)     (382,000)    1,967,000       888,000      (220,000)
                          -----------  ------------  ------------  ------------  ------------
Income (loss) before
 provision for income
 taxes..................      397,000    15,343,000    23,730,000    17,428,000    (4,853,000)
(Provision) benefit for
 income taxes...........      (99,000)   (6,405,000)  (10,143,000)   (7,494,000)    1,244,000
                          -----------  ------------  ------------  ------------  ------------
Net income (loss).......  $   298,000  $  8,938,000  $ 13,587,000  $  9,934,000  $ (3,609,000)
                          ===========  ============  ============  ============  ============


          See accompanying notes to consolidated financial statements.

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
               AND THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                                                             NOTES
                             COMMON STOCK       ADDITIONAL RECEIVABLE               CUMULATIVE      TOTAL
                          --------------------   PAID-IN      FROM      RETAINED    TRANSLATION STOCKHOLDERS'
                            SHARES     AMOUNT    CAPITAL    OFFICERS    EARNINGS    ADJUSTMENTS    EQUITY
                          ----------  --------  ---------- ----------  -----------  ----------- -------------
Balance at December 31,
 1992...................   6,805,001  $ 68,000   $    --   $     --    $  (821,000)   $   --     $  (753,000)
 Purchase and
  cancellation of common
  shares................     (40,000)      --     (20,000)       --            --         --         (20,000)
 Issuance of common
  shares for services...     150,000     1,000     29,000        --            --         --          30,000
 Issuance of common
  shares for cash.......   1,100,500    11,000    207,000        --            --         --         218,000
 Issuance of common
  shares pursuant to
  antidilutive right....   1,004,334    10,000    (10,000)       --            --         --             --
 Net income.............         --        --         --         --        298,000        --         298,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1993...................   9,019,835    90,000    206,000        --       (523,000)       --        (227,000)
 Purchase and
  cancellation of common
  shares................    (100,000)   (1,000)   (74,000)       --            --         --         (75,000)
 Exercise of stock
  options...............     352,500     4,000    159,000   (110,000)          --         --          53,000
 Net income.............         --        --         --         --      8,938,000        --       8,938,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1994...................   9,272,335    93,000    291,000   (110,000)    8,415,000        --       8,689,000
 Exercise of stock
  options...............     536,500     5,000    381,000        --            --         --         386,000
 Issuance of common
  shares pursuant to
  antidilutive right....     245,666     3,000     (3,000)       --            --         --             --
 Issuance of common
  shares for services...       2,500       --      30,000        --            --         --          30,000
 Cumulative translation
  adjustments...........         --        --         --         --            --       5,000          5,000
 Net income.............         --        --         --         --     13,587,000        --      13,587,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1995...................  10,057,001   101,000    699,000   (110,000)   22,002,000      5,000     22,697,000
 Issuance of common
  shares for services
  (unaudited)...........      25,000       --      38,000        --            --         --          38,000
 Receipt of common
  shares as payment of
  note receivable from
  officer (unaudited)...      (4,971)      --      (8,000)    75,000           --         --          67,000
 Cumulative translation
  adjustments
  (unaudited)...........         --        --         --         --            --      38,000         38,000
 Net loss (unaudited)...         --        --         --         --     (3,609,000)       --      (3,609,000)
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at June 30, 1996
 (unaudited)............  10,077,030  $101,000   $729,000  $ (35,000)  $18,393,000    $43,000    $19,231,000
                          ==========  ========   ========  =========   ===========    =======    ===========

          See accompanying notes to consolidated financial statements.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                 JUNE 30,
                          --------------------------------------  ------------------------
                             1993         1994          1995         1995         1996
                          -----------  -----------  ------------  -----------  -----------
                                                                  (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
Net income (loss).......  $   298,000  $ 8,938,000  $ 13,587,000  $ 9,934,000  $(3,609,000)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and amor-
  tization..............      142,000      570,000     2,167,000      735,000    1,824,000
 Provision for losses on
  accounts receivable...      256,000      649,000     4,882,000    3,053,000    3,690,000
 Deferred income tax
  provision (benefit)...       21,000     (437,000)   (4,894,000)  (2,341,000)  (1,894,000)
 Loss on disposition of
  assets................          --           --        417,000          --       156,000
 Issuance of common
  shares for services...       30,000          --         30,000       30,000      105,000
 Changes in operating
  assets and liabili-
  ties--
  Accounts receivable...   (2,018,000)  (9,455,000)  (24,218,000)  (6,199,000)   3,377,000
  Inventories...........     (576,000)  (1,465,000)  (12,846,000)  (3,430,000)  (8,145,000)
  Prepaid expenses and
   other................     (134,000)  (1,297,000)   (4,388,000)  (2,775,000)   3,021,000
  Other assets..........          --           --       (129,000)     (70,000)       1,000
  Accounts payable......    2,025,000    2,085,000    17,984,000    1,786,000   (1,077,000)
  Accrued expenses......      837,000    4,131,000    12,245,000    5,392,000     (463,000)
  Income taxes payable..       78,000    2,121,000      (993,000)     923,000   (3,334,000)
  Other liabilities.....      326,000      (42,000)       78,000     (283,000)    (411,000)
                          -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    (used in) operating
    activities..........    1,285,000    5,798,000     3,922,000    6,755,000   (6,759,000)
                          -----------  -----------  ------------  -----------  -----------
CASH FLOWS USED IN IN-
 VESTING ACTIVITIES:
Purchase of property and
 equipment..............     (645,000)  (4,410,000)   (4,636,000)  (2,442,000)  (4,009,000)
                          -----------  -----------  ------------  -----------  -----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
Net borrowings on line
 of credit..............          --           --            --           --    11,567,000
Proceeds from issuance
 of long-term debt......      397,000      461,000        35,000       35,000          --
Principal payments on
 long-term debt.........     (238,000)    (822,000)      (69,000)     (37,000)     (22,000)
Principal payments on
 capital lease obliga-
 tions..................          --       (62,000)     (267,000)    (129,000)    (480,000)
Proceeds from notes pay-
 able to stockholders...       97,000       84,000           --           --           --
Principal payments on
 notes payable to stock-
 holders................     (178,000)    (820,000)          --           --           --
Purchase of common
 shares.................      (20,000)     (75,000)          --           --           --
Net proceeds from issu-
 ance of common stock...      218,000       53,000       386,000      353,000          --
                          -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    (used in) financing
    activities..........      276,000   (1,181,000)       85,000      222,000   11,065,000
                          -----------  -----------  ------------  -----------  -----------
Effect of changes in ex-
 change rates on cash...          --           --          5,000          --        38,000
                          -----------  -----------  ------------  -----------  -----------
Net increase (decrease)
 in cash................      916,000      207,000      (624,000)   4,535,000      335,000
Cash at beginning of pe-
 riod...................       33,000      949,000     1,156,000    1,156,000      532,000
                          -----------  -----------  ------------  -----------  -----------
Cash at end of period...  $   949,000  $ 1,156,000  $    532,000  $ 5,691,000  $   867,000
                          ===========  ===========  ============  ===========  ===========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
Cash paid during the pe-
 riod for:
 Interest...............  $   554,000  $ 1,234,000  $    107,000  $    80,000  $ 1,232,000
 Income taxes...........          --     4,721,000    16,230,000    8,912,000    4,234,000

NONCASH INVESTING AND FINANCING ACTIVITIES:

  During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, capital lease obligations totaling $857,000, $17,000 and $19,242,000 (unaudited), respectively, were entered into for the acquisition of a new corporate office building, office furniture, and computer, telephone and other equipment.

  During the year ended December 31, 1995 and the six months ended June 30, 1995, the Company contributed $1,600,000 of land to a limited liability company (LLC) in return for a 50 percent ownership interest in the LLC (see
Note 7).

  During the year ended December 31, 1994, certain officers of the Company exercised stock options with promissory notes to the Company in the amount of $110,000.

         See accompanying notes to consolidated financial statements.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY

 NATURE OF OPERATIONS

  The Company designs, markets and distributes innovative fitness equipment designed primarily for use at home. The Company markets and distributes its products through a variety of distribution channels, including direct-response advertising (television infomercials and other forms of electronic and print media) and a nationwide network of company-owned retail locations in regional shopping malls, as well as large and small independent retailers, including specialty retail stores.

 DEPENDENCE ON THE HEALTHRIDER AND OTHER SIMILAR PRODUCTS

  The Company's growth in sales and profitability through December 31, 1995 was attributable primarily to the demand for the Company's principal product, the HealthRider, as well as other similar products based on the HealthRider which are sold at other price points and through other distribution channels. The HealthRider and the other similar products, consisting principally of the aeROBICRider and SportRider, have accounted for 100%, 99% and 98% of the Company's net sales during the years ended December 31, 1993, 1994 and 1995, respectively, and accounted for 95% (unaudited) of the Company's net sales during the six months ended June 30, 1996. Any significant decline in demand for the HealthRider and other related products, would have a material adverse effect on the Company's business and results of operations (see Recent Developments below).

 RECENT DEVELOPMENTS

  Subsequent to December 31, 1995, the Company began to experience a liquidity crisis caused by a build-up of inventory which was exacerbated by the terms of a manufacturing agreement (see Note 7), by lower than expected revenues, higher selling expenses related to infomercials and lower margins as well as more lenient payment terms with certain wholesale customers and longer deferred payment plans with retail customers.

  During the six months ended June 30, 1996, the Company's sales levels declined in all distribution channels and the Company experienced a loss from operations of $4,633,000 (unaudited). As discussed in Note 6, as a result of the operating losses and other covenant violations, the Company was in default under its line of credit agreement. The liquidity crisis resulted in legal actions being taken by certain principal suppliers (see Note 7). As discussed in Note 13, the Company entered into a definitive agreement to sell the Company's assets in exchange for approximately $16.8 million of cash and the assumption of the majority of the Company's liabilities by the buyer. The sale was consummated on August 16, 1996 and the Company's operations have been transferred to the Buyer.

 ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

  The Company was originally organized and incorporated in the State of Utah on March 13, 1991 as ExerHealth, Inc. HealthRider, Inc. was incorporated in the state of Delaware on May 10, 1995 for

                      HEALTHRIDER, INC. AND SUBSIDIARIES
the purpose of reincorporating ExerHealth, Inc. as a Delaware corporation. Effective June 30, 1995, ExerHealth, Inc. was merged into HealthRider, Inc. and each share of common stock of ExerHealth, Inc. was converted into one share of common stock of HealthRider, Inc.

  The accompanying consolidated financial statements include the accounts of HealthRider, Inc. and its subsidiaries (collectively, the "Company")-- HealthRider International, Inc., HealthRider Canada, Inc., BodyHealth, Incorporated, wholly owned U.S. Corporations, and HealthRider International Limited (a UK corporation) which is 76 percent owned by HealthRider International, Inc. HealthRider Inc. has entered into an agreement with HealthRider International Limited whereby HealthRider International Limited has the rights to market the Company's products outside of the U.S., except for Canada and certain Pacific Rim countries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 TRANSLATION OF FOREIGN CURRENCIES

  Assets and liabilities of HealthRider International Limited are translated into U.S. dollars at the applicable rates of exchange at each period end. Transactions with foreign entities that result in income and expense for the Company are translated at the average rate of exchange during the periods. Translation gains and losses are reflected as a separate component of stockholders' equity. Transaction gains and losses are recorded in the consolidated statements of income.

 ACCOUNTS RECEIVABLE

  The Company allows its retail customers to purchase its products under various monthly installment payment plans ranging from four to ten months.

 INVENTORIES

  Inventories, which consist of finished goods, are stated at the lower of cost or market, using the first-in, first-out (FIFO) method.

 ADVERTISING COSTS

  The Company generally expenses advertising costs at the time the advertisement takes place. Most direct response advertising using the Company's infomercials requires advance payments which are recorded as prepaid advertising costs until the infomercials are aired. The Company capitalizes the production costs of its direct response advertising and amortizes them over the expected airing periods which typically range from six months to one year. The Company periodically reviews the carrying amounts for impairment and during the six months ended June 30, 1996 the Company recognized a $1,600,000 (unaudited) charge related to the Company's 1996 infomercial.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation and amortization, which includes amortization of assets recorded under capital leases, are computed using the straight-line method over the estimated useful lives of the assets or the terms of the leases. The Company's corporate building is amortized over the lease term of 15 years and furniture and equipment are depreciated based on lives ranging from three to five years. Leasehold improvements are amortized over the terms of the respective leases, ranging from one to fifteen years. Expenditures for maintenance and repairs are charged to expense as incurred. Gains and losses on sale or abandonment of property and equipment are reflected in current operations.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the accompanying balance sheets for cash, accounts receivable, and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The fair value of the Company's long-term debt also approximates fair value based on current rates for similar debt.

 REVENUE RECOGNITION

  Sales are recognized at the time products are shipped to the customer. Allowances are recognized for estimated returns and discounts associated with these sales. Payments received for products that have not been shipped by the end of the period are recorded as unearned revenue.

 WARRANTY COSTS

  The Company provides for estimated warranty costs as products are sold and periodically adjusts the estimates to reflect actual experience. The accrued liability for warranty costs is included in accrued expenses in the accompanying consolidated balance sheets.

 INCOME TAXES

  The Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 CONCENTRATIONS OF CREDIT RISK

  Financial instruments which subject the Company to potential concentrations of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides unsecured credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

 RECENT ACCOUNTING PRONOUNCEMENT

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-

                      HEALTHRIDER, INC. AND SUBSIDIARIES

Lived Assets to be Disposed Of" (SFAS No. 121). The Company adopted SFAS No. 121 during the three months ended March 31, 1996. The adoption did not have a material impact on the Company's financial position or results of operations.

 INTERIM RESULTS (UNAUDITED)

  The accompanying consolidated balance sheet at June 30, 1996, the consolidated statements of income and cash flows for the six months ended June 30, 1995 and 1996 and the consolidated statement of stockholders' equity for the six months ended June 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. The data disclosed in the notes to consolidated financial statements for these periods are also unaudited. Results for the unaudited six-month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the Company's full fiscal year.

 RECLASSIFICATIONS

  Certain minor reclassifications have been made to the 1993 and 1994 consolidated financial statements to be consistent with the 1995 and 1996 presentations.

(3) PREPAID EXPENSES AND OTHER

  Prepaid expenses are comprised of the following:

                                                   DECEMBER 31,
                                               ---------------------  JUNE 30,
                                                  1994       1995       1996
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
      Prepaid advertising costs............... $1,137,000 $3,907,000 $  602,000
      Other prepaid expenses..................    776,000  2,394,000  2,678,000
                                               ---------- ---------- ----------
                                               $1,913,000 $6,301,000 $3,280,000
                                               ========== ========== ==========

(4) PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following:

                                                DECEMBER 31,
                                           -----------------------   JUNE 30,
                                              1994        1995         1996
                                           ----------  -----------  -----------
                                                                    (UNAUDITED)
Land.....................................  $2,512,000  $   912,000  $   912,000
Building.................................         --           --    18,228,000
Computer and telephone equipment.........   1,641,000    3,264,000    4,473,000
Furniture and fixtures...................     907,000    1,439,000    4,241,000
Leasehold improvements...................     520,000    1,950,000    2,259,000
Machinery and equipment..................     319,000      210,000      359,000
Vehicles.................................     110,000      147,000      147,000
                                           ----------  -----------  -----------
                                            6,009,000    7,922,000   30,619,000
Less accumulated depreciation and amorti-
 zation..................................    (636,000)  (1,864,000)  (3,290,000)
                                           ----------  -----------  -----------
                                           $5,373,000  $ 6,058,000  $27,329,000
                                           ==========  ===========  ===========

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  Depreciation and amortization of property and equipment totaled $107,000, $526,000 and $1,797,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $1,222,000 for the six months ended June 30, 1996
(unaudited).

(5) ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                  DECEMBER 31,       JUNE 30,
                                             ---------------------- -----------
                                                1994       1995        1996
                                             ---------- ----------- -----------
                                                                    (UNAUDITED)
Payroll and related taxes................... $2,020,000 $ 5,040,000 $ 2,475,000
Royalties...................................  1,281,000   2,891,000   2,589,000
Sales taxes.................................    754,000   1,489,000   1,234,000
Returns allowance...........................    510,000   2,260,000   1,810,000
Warranty....................................    200,000   1,486,000   1,596,000
Other.......................................    475,000   4,319,000   7,318,000
                                             ---------- ----------- -----------
                                             $5,240,000 $17,485,000 $17,022,000
                                             ========== =========== ===========

(6) DEBT

 LINE OF CREDIT AGREEMENTS

  As of December 31, 1995, the Company had a line of credit agreement with a bank (the Bank) whereby a maximum of $10,000,000 was available for working capital and letters of credit. Borrowings on the line of credit were limited to 80 percent of eligible wholesale accounts receivable, 50 percent of eligible consumer accounts receivable and eligible inventories, as defined, and bore interest at the bank's variable base rate. At December 31, 1995, the variable base rate was 8.50 percent. The line of credit agreement required the maintenance of certain financial ratios, and was secured by accounts receivable and inventory. There were no outstanding amounts drawn under this agreement at December 31, 1994 and 1995; however, there were $3,608,000 of letters of credit outstanding as of December 31, 1995.

  On March 7, 1996, the maximum amount available under the agreement was increased to $15,000,000. In conjunction with the negotiation of the new credit facility described below, this line of credit was terminated in April 1996.

  On April 16, 1996, the Company entered into a new credit agreement (the Agreement) with General Electric Capital Corporation (the Lender). The Agreement provides for a maximum commitment of up to $25,000,000 to be used for working capital and letters of credit. Borrowings under the Agreement are limited to 80 percent of eligible wholesale accounts receivable, 60 percent of eligible inventories and 50 percent of eligible consumer accounts receivable, as defined. Borrowings under the Agreement bear interest at either (1) the prime or base rates of certain banks less an applicable margin ranging from .5 percent to 1 percent, as defined (7.75 percent at June 30, 1996); or (2) the LIBOR rate plus an applicable margin ranging from 2 to 2.5 percent, as defined (8.31 percent at June 30, 1996). Borrowings are secured by substantially all assets of the Company. The Agreement expires on April 16, 1999, at which date all outstanding balances related to the Agreement are due. As of June 30, 1996, the total outstanding amount under this Agreement included $11,567,000 in loans and $2,976,000 in letters of credit. The Company had no additional borrowings available under the Agreement at June 30, 1996.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  The Company pays a monthly commitment fee based on an annual rate of .5 percent of the average unused portion of the borrowing limit under the Agreement. Letter of credit fees equal 1.5 percent per annum of the amount of all outstanding letter of credit obligations. In addition, in the event that the Company terminates the Agreement prior to the first anniversary of the Agreement, whether voluntarily or by reason of default, a prepayment fee of $250,000 will be charged.

  The Agreement requires, among other covenants, that the Company maintain a certain tangible net worth, fixed charge coverage ratio, inventory turnover ratio and that the Company shall not suffer any quarterly operating losses for any fiscal quarter through the commitment maturity date. Upon the occurrence of any event of default and so long as any event of default continues, the Lender may increase the interest rate applicable to the Agreement by 2 percent per annum above the rate otherwise applicable. In addition, the Lender may accelerate the due date of all amounts outstanding under the Agreement.

  As of June 30, 1996, the Company was not in compliance with the tangible net worth, the fixed charge coverage ratio nor the quarterly operating loss covenants. The Company had not obtained any waivers of the above covenants; however, the Lender agreed to forbear any action through August 16, 1996, subject to certain conditions. Accordingly, the balance outstanding under the agreement as of June 30, 1996 of $11,567,000 has been classified as a current liability in the accompanying consolidated financial statements. In connection with the consummation of the asset purchase agreement discussed in Note 13, the balance outstanding under the agreement was assumed by the buyer.

 LONG-TERM DEBT

  Long-term debt is comprised of the following:

                                                   DECEMBER 31,
                                                 ------------------   JUNE 30,
                                                   1994      1995       1996
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
Note payable to an individual, interest at 12
 percent, due in monthly installments of
 $3,000, unsecured, guaranteed by majority
 stockholders (see Note 12)....................  $190,000  $176,000   $168,000
Notes payable to banks and financing companies,
 interest ranging from 7 to 11 percent, due in
 monthly installments, secured by office
 equipment and vehicles........................    54,000    62,000     48,000
Other, paid in full during 1995................    28,000       --         --
                                                 --------  --------   --------
                                                  272,000   238,000    216,000
Less current portion...........................   (59,000)  (45,000)   (43,000)
                                                 --------  --------   --------
                                                 $213,000  $193,000   $173,000
                                                 ========  ========   ========

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  Future maturities of long-term debt as of December 31, 1995 are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------
          1996......................................................... $ 45,000
          1997.........................................................   40,000
          1998.........................................................   30,000
          1999.........................................................   23,000
          2000.........................................................   28,000
        Thereafter.....................................................   72,000
                                                                        --------
                                                                        $238,000
                                                                        ========

(7) COMMITMENTS AND CONTINGENCIES

 MARKETING AND PROMOTIONAL COMMITMENTS

  As of December 31, 1995, the Company had a commitment of approximately $3.9 million for marketing and promotional efforts during 1996. Subsequent to December 31, 1995, the Company reduced the commitment by approximately $2.8 million.

 PURCHASE COMMITMENTS

  As of December 31, 1995, the Company was obligated under a manufacturing agreement with its principal supplier to purchase approximately $110,000,000 of HealthRider units (see discussion below) and was obligated under other purchase commitments for inventory of approximately $3,920,000.

 BUILDING LEASE

  During March 1995, the Company entered into an agreement with a real estate developer to form a limited liability company (the LLC). The Company contributed $1,600,000 of land to the LLC in return for a 50 percent ownership interest. The LLC was formed to construct a building for use by the Company. Construction of the building was completed subsequent to December 31, 1995 and the Company became a tenant in February 1996.

  The Company leases the building from the LLC under an agreement which is classified as a capital lease (see Note 10). The lease has a 15 year term with a base annual rent commitment of approximately $2,405,000 payable in 12 equal monthly installments. As discussed in Note 10, the Company has subleased a portion of the building for a three year term. Annual rent will escalate at the beginning of the sixth and eleventh years using a three percent annually compounded rate or the change in the Consumer Price Index, whichever is less. The lease also provides for the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. In addition, the Company has an option to purchase the building at cost, as defined, until permanent financing has been secured. After permanent financing is in place the Company may purchase the building at fair market value.

 LEGAL MATTERS

  In May 1995, certain stockholders of the Company filed a complaint in the United States District Court for the District of Utah naming the Company and two of the Company's principal officers as defendants. The complaint contains five claims against both the Company and the two officers alleging breach of various contracts for royalty payments (see Note 12) and for the issuance of stock. Because

                      HEALTHRIDER, INC. AND SUBSIDIARIES
of ongoing settlement discussions, the parties have stipulated a stay of the litigation. An agreement has been reached which provides for the Company to pay approximately $300,000, which has been accrued in the accompany consolidated balance sheets, and the officers to transfer certain shares of the Company's common stock held by the officers to the plaintiffs.

  The Company was the subject of certain other legal matters related to its operations for which settlements were negotiated pending consummation of the asset purchase agreement discussed in Note 13 which occured on August 16, 1996. Under the asset purchase agreement, the Buyer of the Company's assets agreed to assume all obligations with respect to the following matters.

    In June 1996, the Company's advertising agency filed a complaint in the United States District Court for the Southern District of New York naming the Company as a defendant. The complaint alleges that the Company had not paid plaintiff for services rendered. The complaint seeks damages in the amount of approximately $5,500,000, as well as punitive damages and prejudgment interest. An agreement has been reached which provides for payments of approximately $2,600,000, which have been accrued in the accompanying financial statements.

    Parkway Manufacturing, Inc. (Parkway), one of the Company's principal suppliers, has informed the Company that they believe the Company is in breach of a manufacturing agreement between the Company and Parkway which was most recently amended on November 1, 1995. Under the manufacturing agreement, in exchange for certain purchase price reductions, the Company agreed to purchase its domestic HealthRider unit requirements, as defined, exclusively from Parkway subject to certain quantity limits. The Company agreed to purchase a minimum of 10,000 units each week for a three year period or until the Company had purchased 1,200,000 units. The weekly purchase order quantities could vary a maximum of up 3 percent or down 2 percent from the preceding week.

    Parkway asserted that the Company had not complied with the terms of the contract by not paying for units produced in accordance with payment terms and not complying with the weekly purchase order quantities. Parkway alleged damages which could have exceeded $10,000,000 and threatened to pursue remedies provided under the Uniform Commercial Code relating to repossessing certain items of inventory and proceeding with the private sale of HealthRider and aeROBICRider units; however, no formal lawsuit was filed. The Company also asserted a breach of the agreement by Parkway for not meeting production requirements.

    In connection with the asset purchase agreement, the Buyer purchased certain of Parkway's assets, including Parkway's interest in the manufacturing agreement with the Company.

  The Company is the subject of various other legal matters, which it considers generally incidental to its business activities. It is the opinion of management, after dicussions with legal counsel, that the ultimate dispositions of these legal matters will not have a material impact on the financial position, liquidity or results of operations of the Company. However, no assurance can be given with respect to the ultimate resolution of these matters.

 SOURCES OF SUPPLY

  The Company buys a large majority of its products from one domestic supplier and one foreign supplier. A loss of any one of these suppliers could result in a shortage of inventory and a loss of sales, which would affect operating results adversely.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

(8) CAPITAL TRANSACTIONS

 PREFERRED STOCK

  The Company's articles of incorporation authorize the Board of Directors to fix the rights, preferences, privileges and restrictions of one or more series out of the authorized shares of preferred stock.

 COMMON STOCK ISSUED PURSUANT TO ANTIDILUTIVE RIGHT

  During 1993 and 1995, the Company issued 1,004,334 and 245,666 shares of common stock to a stockholder whose previous share purchase and debt agreements with the Company provided for a 25 percent antidilutive right to the Company's issued and outstanding common shares.

 STOCK OPTIONS

  Prior to the adoption of the 1995 Stock Option/Issuance Plan discussed below, the Company had granted nonqualified stock options for common stock in connection with the procurement of debt and equity, professional services received and inducement for employment. In each case, the exercise price of the nonqualified options equaled or exceeded the estimated fair maket value of common stock on the date of grant. Most options have been immediately exercisable upon issuance and have expiration periods ranging from 2.5 to 10 years from the date of grant.

  On February 15, 1995, the Company's Board of Directors adopted, and on March 15, 1995, the Company's stockholders approved the 1995 Incentive Stock Option Plan. In May 1995 the Company's Board of Directors adopted, and the Company's stockholders approved in June 1995, the 1995 Stock Option/Issuance Plan (the
Plan). The Plan supersedes the Company's 1995 Incentive Stock Option Plan (the Prior Plan) effective in May 1995, and assumes the options granted under the Prior Plan. The Plan is divided into three components: the discretionary option grant program, the automatic option grant program and the stock issuance program. The discretionary option grant program provides for the grant of options to purchase shares of the Company's common stock to key employees (including officers and employee directors) and consultants of the Company. The automatic option grant program provides for the grant of options to purchase shares of the Company's common stock to non-employee Board members. The stock issuance program allows key employees (including officers and directors) and consultants of the Company to effect immediate purchases of the Company's common stock.

  Under the Plan, 1,500,000 shares of common stock have been reserved for issuance. The Plan provides for the grant of incentive stock options which qualify for favorable tax treatment under the Federal tax laws and non-statutory options which do not so qualify. Only employees may be granted incentive stock options. The exercise price of incentive stock options and of automatic option grants may not be less than 100 percent of the fair market value of the common stock on the date of grant while the exercise price of nonstatutory options may not be less than 85 percent of the fair market value on the date of grant. Stock issuances under the stock issuance program may be made at fair market value or at discounts of up to 15 percent. The Board of Directors presently intends to grant any options under the Plan at current market value. As of December 31, 1995 and June 30, 1996 (unaudited), the unoptioned shares available for granting under the Plan is 810,000 shares.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  The following is a summary of nonqualified and incentive stock option activity:

                                                        NUMBER OF  OPTION PRICE
                                                         OPTIONS    PER SHARE
                                                        ---------  ------------
      Outstanding at December 31, 1992................. 1,475,000  $  .10- 1.00
      Granted..........................................   314,000     .25- 1.00
      Exercised........................................  (950,000)    .21
                                                        ---------
      Outstanding at December 31, 1993.................   839,000     .10- 1.00
      Granted..........................................   230,000     .75
      Exercised........................................  (352,500)    .10- 1.00
                                                        ---------
      Outstanding at December 31, 1994.................   716,500     .10- 1.00
      Granted..........................................   690,000   10.00-12.50
      Exercised........................................  (536,500)    .50- 1.00
                                                        ---------
      Outstanding at December 31, 1995.................   870,000     .10-12.50
      Forfeited (unaudited)............................  (440,000)  10.00
                                                        ---------
      Outstanding at June 30, 1996 (unaudited).........   430,000     .10-12.50
                                                        =========

  The stock options exercised during 1993 were granted in 1992 at an exercise price of $0.45 per share; however, the Company negotiated with the stockholder to exercise the options early and reduced the exercise price to $0.21 per share. The reduced exercise price represented the estimated fair market value at that date. At December 31, 1995 and June 30, 1996, 81,500 and 112,500 (unaudited); respectively, of the stock options outstanding were exercisable.

(9) INCOME TAXES

  The provision for income taxes consists of the following:

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                               1993        1994        1995
                                             ---------  ----------  -----------
      Current tax provision:
        Federal............................. $  68,000  $5,560,000  $12,178,000
        State...............................    10,000   1,282,000    2,859,000
                                             ---------  ----------  -----------
                                                78,000   6,842,000   15,037,000
                                             ---------  ----------  -----------
      Deferred tax provision (benefit):
        Federal.............................   125,000    (359,000)  (4,037,000)
        State...............................    17,000     (78,000)    (857,000)
                                             ---------  ----------  -----------
                                               142,000    (437,000)  (4,894,000)
                                             ---------  ----------  -----------
                                               220,000   6,405,000   10,143,000
        Valuation allowance.................  (121,000)        --           --
                                             ---------  ----------  -----------
                                             $  99,000  $6,405,000  $10,143,000
                                             =========  ==========  ===========

  In applying the provisions of SFAS 109, the Company recorded a valuation allowance for the net deferred tax asset as of December 31, 1992. As of December 31, 1993, no valuation allowance was necessary as a result of the Company's profitable operations.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  The components of the net deferred tax assets and liabilities as of December 31, 1994 and 1995, are as follows:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------  -----------
Deferred tax assets:
 Allowance for bad debts............................... $  389,000  $ 1,568,000
 Warranty and sales returns allowances.................    281,000    1,383,000
 Other accrued expenses and reserves...................    451,000    4,412,000
                                                        ----------  -----------
Total deferred tax assets..............................  1,121,000    7,363,000
                                                        ----------  -----------
Deferred tax liabilities:
 Prepaid advertising costs.............................   (450,000)  (1,684,000)
 Other.................................................   (255,000)    (369,000)
                                                        ----------  -----------
Total deferred tax liabilities.........................   (705,000)  (2,053,000)
                                                        ----------  -----------
Net deferred tax asset................................. $  416,000  $ 5,310,000
                                                        ==========  ===========

  The differences between the statutory federal income tax rate and the effective rate, which is derived by dividing the provision for income taxes by income before provision for income taxes, are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              -----------------
                                                              1993   1994  1995
                                                              -----  ----  ----
      Federal statutory tax rate.............................  35.0% 35.0% 35.0%
      State income taxes, net of federal benefit.............   4.6   4.9   4.9
      Change in valuation allowance.......................... (30.5)  --    --
      Other..................................................  15.9   1.8   2.8
                                                              -----  ----  ----
                                                               25.0% 41.7% 42.7%
                                                              =====  ====  ====

(10) LEASE OBLIGATIONS

  The Company leases certain office, warehouse, and retail store spaces under noncancelable operating lease agreements. Total rent expense under all operating leases for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 (unaudited) was $46,000, $2,339,000, $8,994,000, and $5,584,000, respectively.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  Future minimum lease payments under capital and operating leases with noncancelable lease terms greater than one year are as follows:

                                          CAPITAL LEASES AS OF      OPERATING
                                        -------------------------  LEASES AS OF
                                        DECEMBER 31,   JUNE 30,    DECEMBER 31,
YEAR ENDING DECEMBER 31,                    1995         1996          1995
- ------------------------                ------------ ------------  ------------
                                                     (UNAUDITED)
1996...................................  $ 336,000   $  1,659,000   $1,638,000
1997...................................    254,000      3,236,000    1,634,000
1998...................................      4,000      2,933,000    1,217,000
1999...................................        --       2,924,000      496,000
2000...................................        --       2,916,000      328,000
Thereafter.............................        --      24,296,000          --
                                         ---------   ------------   ----------
                                           594,000     37,964,000   $5,313,000
                                                                    ==========
Less amounts representing interest.....    (49,000)   (18,657,000)
                                         ---------   ------------
Present value of future minimum lease
 payments..............................    545,000     19,307,000
Less current portion...................   (298,000)    (1,158,000)
                                         ---------   ------------
Capital lease obligations, net of cur-
 rent portion..........................  $ 247,000   $ 18,149,000
                                         =========   ============

  With respect to the lease on the Company's corporate building (see Note 7), the Company has subleased a portion of the building for $640,000 a year for a period of three years ending in February 1999. The sublease payments will effectively reduce the future minimum lease payments included in the above table.

  Assets recorded under capital leases consisted of:

                                                  DECEMBER 31,
                                               -------------------   JUNE 30,
                                                 1994      1995        1996
                                               --------  ---------  -----------
                                                                    (UNAUDITED)
      Equipment and furniture................. $857,000  $ 717,000  $ 2,856,000
      Building................................      --         --    17,103,000
                                               --------  ---------  -----------
                                                857,000    717,000   19,959,000
      Less accumulated depreciation...........  (45,000)  (236,000)    (972,000)
                                               --------  ---------  -----------
                                               $812,000  $ 481,000  $18,987,000
                                               ========  =========  ===========

(11) EMPLOYEE BENEFIT PLANS

  In January 1995, the Company established a defined contribution savings plan which qualifies under Section 401(k) of the Internal Revenue Code covering all employees meeting minimum age and service requirements. Participants may contribute up to 12 percent of their gross wages, subject to certain limitations. The Company matches 50 percent of the first 3 percent of employee contributions. During the year ended December 31, 1995 and the six months ended June 30, 1996 (unaudited), the Company made contributions of $54,000, and $30,000, respectively, to the plan.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

(12) RELATED PARTY TRANSACTIONS

 LOAN AGREEMENTS WITH RELATED COMPANY

  In October 1992, the Company entered into a factoring loan agreement with a son-in-law of the Chairman of the Company's Board of Directors and majority stockholders, acting on behalf of U.S. Funding, whereby U.S. Funding loaned $50,000 to the Company to finance the production of certain HealthRider units. The loan was collateralized by the units produced. Under the agreement, the Company paid a factoring charge of $1.11 for each of the units when sold. The agreement also provided an option for U.S. Funding to extend the $50,000 loan until a total of $203,000 of factoring charges were received. As of December 31, 1994, the Company had paid the $203,000 of factoring charges and terminated the agreement by repaying the principal amount of the loan. In connection with the agreement, the Company also granted U.S. Funding options to purchase 50,000 shares of the Company's common stock at $1.00 per share. The stock options were exercised in full during December 1994.

  During 1994, the Company entered into another agreement with U.S. Funding under which U.S. Funding agreed to provide debt financing for certain retail locations to be opened by the Company at the rate of $7,000 per location. The loans bear interest at 24 percent per annum with interest and principal due monthly at $25 per HealthRider unit sold from the specific retail locations. The agreement also provides for the Company to continue to pay $25 per HealthRider unit sold from the specific retail locations after the principal and interest has been repaid. During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 (unaudited), loans of $77,000, $0, and $0, respectively, were made to the Company and $100,000, $204,000, and $57,225, respectively, were paid to U.S. Funding under the agreement.

 NOTES PAYABLE TO MAJORITY STOCKHOLDERS

  During 1991 and 1992, the Company entered into three promissory notes with the Company's majority stockholders in an aggregate amount of $348,000 as consideration for services provided to the Company and for the sale of shares of common stock back to the Company. The promissory notes provided for monthly payments and interest at an annual rate of 12 percent. In January 1992, the majority stockholders assigned $222,000 of the proceeds due them under the promissory notes to an unrelated third party and personally guaranteed the payment. As of December 31, 1995 and June 30, 1996 (unaudited), the balance owing the unrelated third party was $176,000 and $168,000, respectively, which is included in long-term debt in the accompanying financial statements. The remaining balance due to the majority stockholders was paid in full in December 1993.

 DISTRIBUTION AGREEMENT

  During September 1994, the Company entered into an agreement with AxTan, of which a former director of the Company and a son-in-law of the Company's Chairman and majority stockholders own interests, pursuant to which the Company granted exclusive rights to sell the HealthRider machine in retail outlets within the states of Arizona, Oregon and Washington. The agreement provides that AxTan must pay a fee of $5,000 to the Company for each retail location opened in exchange for the Company providing one kiosk unit, carpet, signs, fixtures, general start-up supplies and two HealthRider machines. Fees paid to the Company pursuant to this agreement during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 (unaudited) were $90,000, $0, and $0, respectively, and sales of the HealthRider to AxTan were $2,077,000, $3,243,000, and $1,308,000, respectively. On June 18, 1996, the Company negotiated a termination of this agreement.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

 STOCKHOLDER ROYALTY AGREEMENT

  On May 14, 1992, the Company entered into an agreement with the then current stockholders of the Company whereby an ongoing quarterly royalty of $5 per HealthRider unit sold would be made to these stockholders on a pro rata basis. The majority stockholders' royalty was apportioned to the other stockholders on a pro rata basis until the latter received $2 for each share of common stock held on May 14, 1992; thereafter, the majority stockholders began to receive their proportionate share of the royalty. During the years ended December 31, 1993, 1994, and 1995 and the six months ended June 30, 1996 (unaudited), the Company recorded royalty expense of $179,000, $699,000, $1,780,000, and $790,000, respectively, related to this agreement.

 NOTES RECEIVABLE FROM OFFICERS

  During 1994, the Company loaned $110,000 in total to three of its executive officers in connection with the exercise of certain stock options. The notes bear interest at 8 percent, are payable upon demand, and are collateralized by the stock purchased. The notes are presented as an offset to common stock in the accompanying consolidated balance sheets. During the six months ended June 30, 1996, the Company received 4,971 shares of common stock from one of the officers in payment of his $75,000 note receivable and related interest of $12,000.

 AGREEMENTS WITH T6-G LIMITED PARTNERSHIP

  T6-G Limited Partnership (T6-G), a significant stockholder of the Company, loaned the Company $590,000 in the aggregate pursuant to various agreements and promissory notes. The balances due under the agreements were paid in full in July 1994. The agreements also provided for grants of options to purchase 950,000 shares of common stock at a price of $.45 per share. The Company subsequently agreed to reduce the exercise price of the stock options to $.21 per share as an inducement for T6-G to exercise the options (see Note 8). The agreements with T6-G provide for antidilution protection such that T6-G has the ability to maintain a 25 percent equity interest in the Company (see Note
8).

(13) ASSET PURCHASE AGREEMENT

  On July 3, 1996, the Company entered into a definitive agreement with IHF Capital, Inc. and HealthRider Acquisition Corp., an indirect subsidiary of IHF Capital, Inc. (the "Buyer") whereby the Buyer agreed to purchase substantially all the assets of the Company for approximately $16.8 million and assume substantially all of the Company's liabilities, with certain exclusions. The liabilities excluded from the sale principally include all liabilities and obligations relating to ownership, or claims to ownership of any equity interest in the Company including the lawsuit filed by certain stockholders against the Company described in Note 7, the stockholder royalty agreements described in Note 12, as well as any other ownership related claims. On August 16, 1996 the sale was consummated, and the Company's operations have been transferred to the Buyer.

  In conjunction with the asset acquisition, the Company and the Buyer entered into a definitive agreement to buy out the minority interest of HealthRider International Limited. The buyout agreement required the Company to make a payment of $.7 million and the Buyer to make a payment of $.6 million and provide inventory of $.1 million to the minority interest holder.

                       UNAUDITED PRO FORMA FINANCIAL DATA


     The following pages present the unaudited pro forma consolidated results of operations of the Company for the year ended May 31, 1996, as well as the balance sheet as of May 31, 1996, adjusted to reflect the HealthRider Acquisition, including the refinancing of approximately $11.6 million of revolving credit borrowings outstanding at June 30, 1996 (actual refinanced revolving credit borrowings were $9.3 million at August 16, 1996), the assumption of $.2 million of other long term debt and $19.3 million of capital lease obligations outstanding at June 30, 1996 and the incurrence of approximately $27.5 million of additional indebtedness to finance the HealthRider Acquisition. The contractual cash purchase price of $27.5 million incudes $16.8 million payable to HealthRider, $10.1 million payable to Parkway and $.6 million payable to the minority shareholder of HealthRider's European subsidiary.

     The Unaudited Pro Forma Consolidated Statement of Operations gives effect to the events described above as if they had occurred on June 1, 1995. The Unaudited Pro Forma Consolidated Balance Sheet data give effect to the events described above as if they had occurred on May 31, 1996.

     The pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position of the Company had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The Company expects that HealthRider revenues in the periods subsequent to the HealthRider Acquisition will decline substantially.

     The Unaudited Pro Forma Consolidated Balance Sheet data includes the following charges related to the HealthRider Acquisition which the Company expects to incur in the second and third quarters of 1997: (i) approximately $5.0 million of integration expenses in connection with the HealthRider Acquisition; and (ii) a significant, non-recurring, non-cash increase in cost of goods sold which is not expected to exceed approximately $26.2 million, based on HealthRider's inventory at June 30, 1996 (due to the fact that the Company's purchase accounting for the HealthRider Acquisition will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs).

                               IHF Holdings, Inc.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (In thousands)

                                                          HealthRider
                                                          -----------
                                                          Statement of
                                                          ------------
                                          IHF Holdings     Operations                                    Pro Forms
                                          ------------     ----------                                    ---------
                                           Year Ended    Twelve Months                                   Year Ended
                                           ----------    -------------                                   ----------
                                            May 31,          Ended                                         May 31,
                                            -------          -----                                         -------
                                             1996        June 30, 1996(a)   Combined    Adjustments        1996
                                             ----        ----------------   --------    -----------        ----
Net sales                                  $747,577             $237,565    $985,142    $      --       $ 985,142(b)
Cost of sales                               541,443               87,612     629,055           --         629,055(c)
                                           --------             --------    --------    ---------        --------
   Gross profit.........................    206,134              149,953     356,087           --         356,087
                                           --------             --------    --------    ---------        --------
Operating expenses
 Selling                                     93,924              131,801     225,725           --         225,725
 Research and development                     6,759                   --       6,759           --           6,759
 General and administrative                  48,055               17,562      65,617           --          65,617
 Compensation expense
  attributable to options                     2,769                   --       2,769           --           2,769
                                           --------             --------    --------    ---------        --------
          Total operating
           expense.....................     151,507              149,363     300,870           --         300,870
                                           --------             --------    --------    ---------        --------
Income from operations.................      54,627                  590      55,217           --          55,217

Interest expense.......................      36,527                1,405      37,932        2,333 (d)      40,265

Amortization of deferred
 financing fees........................       3,483                   --       3,483           --           3,483

Other income...........................          --               (2,264)     (2,264)          --          (2,264)
                                           --------             --------    --------    ---------        --------

Income before taxes....................      14,617                1,449      16,066       (2,333)         13,733

Provision (benefit) for
 income taxes..........................       7,896                1,405       9,301         (887)(e)       8,414
                                           --------             --------    --------    ---------        --------

Net income                                 $  6,721             $     44       6,765    $  (1,446)       $  5,319
                                           ========             ========    ========    =========        ========



See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                          ICON Health & Fitness, Inc.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (In thousands)

                                          HealthRider
                                          -----------
                                          Statement of
                                          ------------
                               ICON        Operations                                    Pro Forma
                               ----        ----------                                    ---------
                            Year Ended   Twelve Months                                  Year Ended
                            ----------   -------------                                  ----------
                             May 31,         Ended                                        May 31,
                             -------         -----                                        -------
                               1996     June 30, 1996(a)    Combined     Adjustments       1996
                               ----     ----------------    --------     -----------       ----

Net sales                     $747,577       $237,565      $985,142      $    --        $ 985,142(b)
Cost of sales                  541,443         87,612       629,055           --          629,055(c)
                              --------       --------      --------      -----------     --------
 Gross profit.............     206,134        149,953       356,087           --          356,087
                              --------       --------      --------      -----------     --------
Operating expenses
 Selling                        93,924        131,801       225,725           --          225,725
 Research and develop-
  ment....................       6,759             --         6,759           --            6,759
 General and adminis-
  trative.................      48,055         17,562        65,617           --           65,617
 Compensation ex-
  pense attributable to
  options.................       2,769             --         2,769                         2,769
                              --------       --------      --------      -----------     --------
 Total operating
  expense.................     151,507        149,363       300,870           --          300,870
                              --------       --------      --------      -----------     --------
Income from operations....      54,627            590        55,217           --           55,217
Interest expense..........      27,727          1,405        29,132         2,333(d)       31,465
Amortization of deferred
 financing fees...........       2,479             --         2,479           --            2,479
Other income                        --         (2,264)       (2,264)          --           (2,264)
                              --------       --------      --------      -----------     --------
Income before taxes.......      24,421          1,449        25,870        (2,333)         23,537
Provision (benefit) for
 income taxes.............      10,832          1,405        12,237          (887)(e)      11,350
                              --------       --------      --------      -----------     --------
Net income                    $ 13,589       $     44      $ 13,633       $(1,446)       $ 12,187
                              ========       ========      ========      ===========     ========



See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

(a) HealthRider's fiscal year end is December 31. For purposes of the pro forma presentation, the twelve month period ended June 30, 1996 is included and represents the period comparable to that presented for the Company. In the opinion of management, these unaudited financial statements include all adjustments necessary for a fair presentation of the period presented and have been prepared on a basis consistent with HealthRider's audited consolidated financial statements.
(b) The Company expects to increase its net sales as a result of the HealthRider Acquisition, but by substantially less than 100% of HealthRider's net sales.
(c) In conjunction with the HealthRider Acquisition, the Company will recognize a significant, non-recurring, non-cash increase in cost of goods sold which is not expected to exceed approximately $26.2 million in the second and third quarters of 1997 related to the fact that the Company's purchase accounting for the HealthRider Acquisition will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs, which will result in higher cost of goods sold and lower gross profit until the acquired inventory has been sold. The effect of this charge is not reflected in the unaudited pro forma consolidated statement of operations.
(d) Represents additional interest expense (at a rate of 8.5%) on the $27.5 million additional borrowings under the Credit Agreement incurred in order to effect the HealthRider Acquisition.
(e) Represents the additional income tax benefit resulting form the pro forma adjustments to income at a 38% effective rate.

                               IHF Holdings, Inc.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                            IHF Holdings       HealthRider
                                            -------------  --------------------
                                             Historical          Balance                                      Pro Forma
                                            -------------  --------------------                               ----------
                                            May 31, 1996    Sheet at June 30,                                  May 31,
                                            -------------  --------------------                               ----------
                                                                 1996             Combined     Adjustments       1996
                                                           --------------------  ----------  ---------------  ----------
Assets
Current Assets:
  Cash                                         $  19,313             $   867     $  20,180   $       --       $  20,180
  Accounts receivable, net.................      126,869              22,877       149,746           --         149,746
  Inventories                                     95,922              23,082       119,004   1,450(a)(b)        120,454
  Deferred income taxes....................        5,240               7,204        12,444    11,859(b)          24,303
  Prepaid income taxes.....................          882               2,128         3,010           --           3,010
  Other assets.............................        4,770               3,280         8,050           --           8,050
                                               ---------             -------     ---------   -----------      ---------
     Total current assets..................      252,996              59,438       312,434        13,309        325,743
Property and equipment, net................       32,312              27,329        59,641       (19,996)(a)     39,645
Deferred income taxes......................        5,489                  --         5,489            --          5,489
Other assets                                      25,930               1,648        27,578        (1,243)(a)     26,335
                                               ---------             -------     ---------   -----------      ---------
     Total                                     $ 316,727             $88,415     $ 405,142      $ (7,930)     $ 397,212
                                               =========             =======     =========   ===========      =========
Liabilities & Equity (Deficit)
Current Liabilities:
  Current portion of long-term
   debt                                        $   3,065             $    43     $   3,108   $       --       $   3,108
  Current portion of capital
   leases                                             --               1,158         1,158            --          1,158
  Accounts payable.........................       73,652              21,072        94,724        (1,800)(a)     92,924
  Accrued expenses.........................       11,424              17,022        28,446         5,000(b)      33,446
  Interest payable.........................        5,815                  --         5,815            --          5,815
                                               ---------             -------     ---------   -----------      ---------
     Total current liabilities.............       93,956              39,295       133,251         3,200        136,451
                                               ---------             -------     ---------   -----------      ---------

Long-term portion of capital lease
  obligations                                         --              18,149        18,149            --         18,149
Long-term debt                                   279,693              11,740(1)    291,433        27,450(a)     318,883

Series A cumulative redeemable preferred
  stock                                           47,904                  --        47,904            --         47,904

Stockholder's equity (deficit):
  Common stock and APIC                           77,730                 830        78,560          (830)(c)     77,730
  Receivable from officers for
   purchase of equity                               (758)                (35)         (793)           35(c)        (758)
  Cumulative translation
   adjustment                                        386                  43           429           (43)(c)        386
  Accumulated deficit                           (182,184)             18,393      (163,791)      (37,742)(b)(c)(201,533)
                                               ---------             -------     ---------   -----------      ---------
  Total stockholder's equity (deficit)          (104,826)             19,231       (85,595)      (38,580)      (124,175)
                                               ---------             -------     ---------   -----------      ---------

     Total                                     $ 316,727             $88,415     $ 405,142      $ (7,930)     $ 397,212
                                               =========             =======     =========   ===========      =========

(1) Includes $11,567 of revolving credit borrowings, due April 1999, classified as current liabilities in HealthRider's balance sheet at June 30, 1996 as a result of HealthRider's failure to comply with certain loan covenants. These amounts were assumed under the Company's Credit Agreement upon the closing of the acquisition.

         See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                             ICON Health & Fitness
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                               ICON             HealthRider
                                               ----             -----------
                                             Historical          Balance                                      Pro Forma
                                             ----------          -------                                      ---------
                                            May 31, 1996    Sheet at June 30,                                  May 31,
                                            ------------    -----------------                                  -------
                                                 --               1996            Combined     Adjustments       1996
                                                                  ----            --------     -----------       ----
Assets
Current Assets:
  Cash                                         $  19,313             $   867     $  20,180   $      --      $    20,180
  Accounts receivable, net................       126,869              22,877       149,746          --          149,746
  Inventories.............................        95,922              23,082       119,004       1,450(a)(b)    120,454
  Deferred income taxes...................         5,240               7,204        12,444      11,859(b)        24,303
  Prepaid income taxes....................           589               2,128         2,717          --            2,717
  Other assets                                     4,770               3,280         8,050          --            8,050
                                               ---------             -------     ---------   -----------      ---------
  Total current assets....................       252,703              59,438       312,141      13,309          325,450
Property and equipment, net...............        32,312              27,329        59,641     (19,996)(a)       39,645
Deferred income taxes.....................         1,770                  --         1,770         --             1,770
Other assets                                      19,703               1,648        21,331      (1,243)(a)       20,108
                                               ---------             -------     ---------   -----------      ---------
  Total...................................     $ 306,488             $88,415     $ 394,903    $ (7,930)       $ 386,973
                                               =========             =======     =========   ===========      =========
Liabilities & Equity (Deficit)
Current Liabilities:
  Current portion of long-term
  debt                                         $   3,065             $    43     $   3,108   $     --         $   3,108
  Current portion of capital
  leases                                              --               1,158         1,158         --             1,158
  Accounts payable........................        73,652              21,072        94,724      (1,800)(a)       92,924
  Accrued expenses........................        11,424              17,022        28,446       5,000 (b)       33,446
  Income taxes payable....................            --                  --            --          --               --
  Interest payable........................         5,815                  --         5,815          --            5,815
                                               ---------             -------     ---------   -----------      ---------
  Total current liabilities...............        93,956              39,295       133,251       3,200          136,451
                                               ---------             -------     ---------   -----------      ---------

Long-term portion of capital lease
  obligations                                         --              18,149        18,149          --           18,149
Long-term debt                                   210,546              11,740(1)    222,286      27,450 (a)      249,736

Stockholder's equity (deficit):
 Common stock and APIC                           166,176                 830       167,006        (830)(c)      166,176
 Receivable from officers for
   purchase of equity                               (758)                (35)         (793)         35 (c)         (758)
 Cumulative translation
   adjustment                                        386                  43           429         (43)(c)          386
 Accumulated deficit                            (163,818)             18,393      (145,425)    (37,742)(b)(c)  (183,167)
                                               ---------             -------     ---------   -----------      ---------
 Total stockholder's equity (deficit)             (1,986)             19,231       (21,217)    (38,580)         (17,363)
                                               ---------             -------     ---------   -----------      ---------
   Total..................................     $ 306,488             $88,415     $ 394,903    $ (7,930)     $   386,973
                                               =========             =======     =========   ===========      =========

(1) Includes $11,567 of revolving credit borrowings, due April 1999, classified as current liabilities in HealthRider's balance sheet at June 30, 1996 as a result of HealthRider's failure to comply with certain loan covenants. These amounts were assumed under the Company's Credit Agreement upon the closing of the acquisition.

         See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


(a) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of HealthRider based on their relative fair values as of the closing date of the HealthRider Acquisition, which will be determined within one year after such date. Accordingly, the final allocations will be different from the amounts reflected herein, and such differences may be significant. The contractual cash purchase price of $27.5 million includes $16.8 million paid to HealthRider, $10.1 million paid to Parkway and $.6 million paid to the minority shareholder of HealthRider's European subsidiary. The amount and components of the estimated price along with the allocation of the estimated purchase price to liabilities assumed as though the HealthRider Acquisition occurred on June 30, 1996 are as follows (in thousands):


        Contractual purchase price--cash paid...................  $ 27,450
        Contractual purchase price--inventory transferred.......       150
        Estimated fees and expenses.............................     1,000
                                                                  --------
                                                                  $ 28,600
                                                                  ========
        Book value of HealthRider at June 30, 1996..............  $ 19,231
        Elimination of certain liabilities not assumed..........     2,800
        Additional inventory purchased from Parkway.............     1,600
        Additional manufacturing assets purchased from Parkway..     2,500
        Estimated write-up of inventories.......................    26,208
        Estimated write-down of fixed assets....................   (22,496)
        Estimated write-down of other long term assets..........    (1,243)
                                                                  --------
                                                                  $ 28,600
                                                                  ========

(b) Represents the recognition of approximately $5.0 million of integration expenses and $26.2 million in higher cost of goods sold (resulting from the fact that the Company's purchase accounting will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs), net of the related tax benefit of $11.9 million, in the second and third quarters of 1997 resulting from the HealthRider Acquisition.

(c) Represents elimination of the existing HealthRider equity structure upon the closing of the HealthRider Acquisition.